Exhibit 8.2

April 26, 2013

Board of Directors

Sunnyside Federal Savings and Loan Association of Irvington

56 Main Street

Irvington, New York 10533

Re: Tax Opinion regarding Certain New York State Income Tax Consequences related to the Plan of Conversion of Sunnyside Federal Savings and Loan Association of Irvington from a federal mutual savings association into a federal stock savings association, Dated March 12, 2013

Ladies and Gentlemen:

Scope of Opinion

You have requested our opinion with regard to the New York State Franchise Tax on banking corporations treatment of the conversion of Sunnyside Federal Savings and Loan Association of Irvington (the “Association) from a federal mutual savings association into a federal stock savings association (the “Conversion”) pursuant to the Plan of Conversion of Sunnyside Federal Savings and Loan Association of Irvington dated March 12, 2013 (the “Plan”) and the integrated transactions described below. In the Conversion, all of the Association’s to-be-issued stock will be acquired by Sunnyside Bancorp, Inc., a newly organized Maryland corporation (the “Holding Company”). Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan.

In rendering our opinion, we have relied on the facts, assumptions and Federal income tax conclusions set forth in the Federal Tax Opinion issued by Luse Gorman Pomerenk & Schick (the “Law Firm”) on April 24, 2013. If any of the facts, assumptions or Federal income tax conclusions in the Law Firm’s Federal Tax Opinions are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, state, local or foreign income tax consequences (other than New York State Franchise Tax on Banking Corporations), and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any state, local or foreign tax issues. Nor have we considered the availability or utilization of any existing state tax attributes (such as net operation loss carryforwards and state tax credits) after the Conversion is completed. We also express no opinion on nontax issues such as corporate law or securities law matters. We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In connection with our opinion, we have examined originals or copies, certified or otherwise, and identified to our satisfaction the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed the conformity to the originals of all documents submitted to us as copies. We have also relied upon the assumptions that (i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic, (ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been or will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, and (iv) the factual matters, statements, and recitations contained in the documents are accurate, true and complete. You have represented to us that we have been provided all of the facts necessary to render our opinion.

534 UNION BOULEVARD • TOTOWA BORO, NJ 07512 • 973.595.5300 phone • 973.595.5890 fax • www.fasbhome.com

Statement of Facts/Assumptions

The Association is a federal mutual savings association that is in the process of converting to a federal stock savings association. As a federal mutual savings association, the Association has no authorized capital stock. Instead the Association, in mutual form, has a unique equity structure. A depositor in the Association is entitled to payment of interest on his account balance as declared and paid by the Association. A depositor has no right to a distribution of any earnings of the Association except for interest paid on his deposit, but rather, such earnings become retained earnings of the Association. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Association is liquidated. All of the interests held by a depositor cease when such depositor closes his account with the Association. In connection with and at the time of Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Association for an interest in a liquidation account (“Liquidation Account”) established at the Stock Association.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, including all exhibits attached thereto, and other such documents we have deemed necessary and appropriate. We have assumed that these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided all of the facts necessary to render our opinion. We have also made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. We will rely upon the statements of fact contained in the examined documents, particularly the Plan.

Proposed Transaction

The Holding Company has been formed under the laws of the state of Maryland for the purpose of the proposed transactions described herein, to engage in business as a savings association holding company and to hold all of the stock of the Stock Association. The Holding Company will issue shares of its voting common stock (“Common Stock”), upon completion of the mutual-to-stock conversion of the Association, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (1) Eligible Account Holders of the Association, (ii) the Association’s tax-qualified employee stock benefit plans, including the newly formed employee stock ownership plan and the Association’s 401(k) plan, (iii) Supplemental Eligible Account Holders of the Association, and (iv) Other Members of the Association, all as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Common Stock. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering with a preference given to residents of Westchester, Putnam and Rockland Counties, New York (“Community Offering”) for the sale of shares not purchased under the preference categories, and a syndicated community offering (“Syndicated Community Offering”) for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Association, as converted. The estimated pro forma market value will be determined by Keller & Company, Inc., an independent appraiser. The conversion of the Association from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Association to the Holding Company will be deemed effective concurrently with the closing of the sale of the Common Stock.

New York State Franchise Tax on Banking Corporations – Law and Analysis

New York State imposes a Franchise Tax on Banking Corporations under New York Tax Law Article 32. The Franchise Tax on Banking Corporations is imposed on every banking corporation for the privilege of exercising its corporate franchise or doing business in New York in a corporate or organized capacity. N.Y. Tax Law § 1451(a). The term “banking corporation” includes: a corporation or association organized under New York law which is authorized to do a banking business or is doing a banking business; a corporation or association organized under the laws of any other state or country which is doing a banking business; a banking association organized under the laws of the United States which is doing a banking business; a Federal savings bank and Federal and loan association which is doing a banking business; and a corporation of which 65% or more of the voting stock is owned or controlled, directly or indirectly, by a bank holding company or savings and loan holding company (other than a diversified savings and loan holding company) or by a corporation or corporations that meets the definition of a banking corporation. In order to be considered a banking corporation, the corporation whose voting stock is so owned or controlled must be principally engaged in a business which (a) might be lawfully conducted by a corporation subject to the New York State Banking Law or by a national banking association, (b) is so closely related to banking, managing, or controlling banks as to be a proper incident thereto, or (c) (under the 2007 budget legislation, for taxable years beginning on or after January 1, 2007) holds and manages investment assets, including but not limited to bonds, notes, debentures and other obligations for the payment of money, stocks, partnership interests or other equity interests, and other investment securities and that is not a business described in (a) or (b). N.Y. Tax Law § 1452(a); Comp. Codes R. & Regs. tit. 20, § 16-2.5. Generally, under Article 32 a bank holding company will join in filing a combined Franchise Tax on Banking Corporations return with a banking corporation. N.Y. Tax Law § 1462(f).

A banking corporation’s tax liability is the highest of four alternative bases: (1) a tax on allocated entire net income; (2) a tax on allocated alternative entire net income; (3) a tax on allocated taxable assets; or (4) a fixed dollar minimum tax. N.Y. Tax Law § 1455(a) and (b). The scope of this opinion is limited to the consequences of the transaction on the computation of the allocated entire net income and the allocated alternative entire net income bases of the Franchise Tax on Banking Corporations. The tax on allocated entire net income is calculated by reference to Federal taxable income reported to the United States Treasury, modified by state-specific additions and subtractions, multiplied by the applicable tax rate. N.Y. Tax Law § 1453; Comp. Codes R. & Regs. tit. 20, §§ 18-2.2 - 18-2.6. The tax on allocated alternative net income is calculated by reference to the New York allocated entire net income modified by New York’s additions multiplied by the applicable tax rate. N.Y. Tax Law § 1453-A; Comp. Codes R. & Regs. tit. 20, §§ 18-4.1 and 18-4.2.

Entire net income is defined in section 1453(a) of the Tax Law as (emphasis added) “total net income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income) ... which the taxpayer is required to report to the United States treasury department, ... subject to the modifications and adjustments hereinafter provided.”

Section 18-2.2 (e) of the Franchise Tax on Banking Corporation Regulations provides that:

The income actually reported or income actually determined for federal income tax purposes is not necessarily the same as the taxable income which should have been reported for Federal income tax purposes under the provisions of the Internal Revenue Code. Generally the determination of the Commissioner of Internal Revenue as to Federal taxable income is followed, but is not binding on the Tax Commission.

1453(b) through (t) of the Tax Law and sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations Regulations provide for modifications and adjustments required by section 1453(a). There is no modification or adjustment applicable to a tax-free reorganization where, for Federal income tax purposes, the transaction constitutes a reorganization pursuant to IRC § 368(a)(1)A, and pursuant to IRC § 368(a)(1)(F). See TSB-A-91(10)C, TSB-A-95(7)C. Therefore, for purposes of section 1453 of the Tax Law, it is more likely than not that the Conversion should be treated the same as it is treated for Federal income tax purposes.

(Note that under Article 9-A of the Tax Law, the Federal income tax treatment of a reorganization to which IRC § 368(a) applies should similarly be respected for purposes of the Franchise Tax on Business Corporations. N.Y. Tax Law § 209; N.Y. Tax Law § 208(9).)

Opinion

Our opinion is based on the foregoing facts and assumption that the transaction will be consummated in accordance with the terms of the Plan.

In rendering our opinion, we have relied on the Law Firm’s Federal Tax Opinion and applicable New York state tax laws. Based upon and subject to the foregoing, we are of the opinion that, under the current New York State Franchise Tax on Banking Corporations laws and attendant regulations, in effect as of the date of this letter, with regard to the Plan:

(1)         It is more likely than not, the Federal tax treatment of the Conversion will be respected in determining entire net income and alternative entire net income for purposes of the New York State Franchise Tax on Banking Corporations.

Limitations on Opinion

Our opinion is based upon our interpretation of New York Tax Law, New York Code, New York Department of Taxation administrative interpretations and judicial interpretations, as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, Revenue Rulings and other promulgations of the United State Treasury, New York Tax Law, New York Code, New York Department of Taxation administrative interpretations or in the prevailing judicial interpretations of the foregoing, the opinions expressed herein would necessarily need to be reevaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

The opinion expressed herein is not binding on the New York State Department of Taxation and Finance and there can be no assurance that the New York State Department of Taxation and Finance will not take a position contrary to the opinion expressed herein.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues.

It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material New York State Franchise Tax on Banking Corporations effect with respect to the Conversion; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion.

Our opinion is as of April 26, 2013, and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion as filed with the Office of the Comptroller of the Currency, and Application for Approval of Conversion as filed with the Office of the Comptroller of the Currency and Application H-(e)(1)S as filed with the Board of Governors of the Federal Reserve System (the “Filings”) with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is part of the Registration Statement and the Filings.

Respectfully submitted,

Fontanella and Babitts